Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:	Traded: NYSE (GDP)

Robert C. Turnham, Jr. , President	IMMEDIATE RELEASE
David R. Looney, CFO
GOODRICH PETROLEUM ANNOUNCES MID-YEAR PROVED RESERVES OF 302 BCFE
Houston, Texas — August 17, 2007. Goodrich Petroleum Corporation today announced that it has received its fully engineered mid-year reserve report from Netherland, Sewell & Associates, Inc. with an effective date of June 30, 2007. Total proved reserves are 302 Bcfe, 95% natural gas and 31% developed. Proved reserves grew by 75% during the first half of 2007, up from 173 Bcfe of proved reserves at year end 2006 excluding discontinued operations. Proved reserves at year end 2006 including discontinued operations were 206 Bcfe.
The reserves were calculated using unescalated pricing of $6.79 per MMBtu of natural gas and $71.17 per barrel of oil. Proved reserves were almost exclusively located in the Company’s Cotton Valley Trend. The average reserve per proved Cotton Valley Trend location increased to approximately 1.1 Bcfe from approximately 1.0 Bcfe at year end.
Based on the estimates of proved developed reserves as of June 30, 2007, as well as the Company’s current production rate and mix of production between properties, the Company preliminarily estimates second half of 2007 DD&A rates will decrease by $0.40 to $0.60 per Mcfe of production.
Upon delivery of the reserve report and review by its bank group, the Company expects to receive an updated borrowing base determination within the next 30 days.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements’ within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.